Advance Nanotech's Owlstone Subsidiary Receives a $629,000 Order From Selex Galileo

Tuesday June 24, 12:06 pm ET

NEW YORK, June 24 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc., (OTC Bulletin Board: AVNA - News), announced today that its Owlstone Nanotech, Inc. ("Owlstone") subsidiary has received an order from SELEX GALILEO totaling $629,000. SELEX GALILEO, a Finmeccanica company and one of Europe's foremost Aerospace and Defense organizations, is a leader in surveillance, protection, tracking, targeting, navigation & control and imaging systems. This contract marks the third order in 18 months from SELEX GALILEO. Owlstone is expected to complete the contract delivery under this new contract by December 2008.
The order from SELEX GALILEO requires Owlstone to further the development of its miniature chemical detection technology to meet specific Homeland Defense requirements. Through the development of a fully integrated chemical detection prototype, in combination with the addition of an explosive detection system capability, this advanced work-program builds on the co-development of NEXSENSE C initiated with SELEX GALILEO in 2007.

"We are delighted to be embarking in further co-development with SELEX GALILEO, one of the UK's premier government contractors," said Bret Bader, CEO of Owlstone. "This follow on order will serve to accelerate our efforts toward commercialization and further solidifies our collaboration with this established partner as we address the burgeoning opportunities for the Owlstone sensor in the homeland defense and military markets."

In response, Michaela Clarke, Capability Manager Security & Surveillance Systems at SELEX GALILEO said, "We have been working closely with Owlstone and other sensor manufacturers to forward technological capabilities in chemical, biological, radiological and nuclear (CBRN) detection. Owlstone was selected for their key technical expertise in chemical detection utilizing their micro-fabricated FAMIS (Field-Asymmetric Ion Mobility Spectrometry) technology." Ms. Clarke went on to comment, "Working closely with Owlstone towards a mutually beneficial goal will help form key alliances to pursue mid-term business and provide a route to developing market leading products for the future."

About SELEX GALILEO

SELEX GALILEO is the brand adopted by Galileo Avionica SpA and SELEX Sensors and Airborne Systems Ltd, Finmeccanica companies, to present a common identity to the market. With the name SELEX GALILEO, the two companies employ over 7,000 people in the UK, Italy and the United States and represent a leading defence electronics supplier, providing world-class capabilities in surveillance, protection, tracking, targeting, navigation & control, and imaging systems. Further details can be obtained from our website www.selexgalileo.com .

About Advance Nanotech

Advance Nanotech is in the process of restructuring its business and becoming an operating company focused on next generation chemical and biological detection. Its proprietary technologies, developed at Cambridge University, are uniquely silicon-based, thereby offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permits for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. For more information about Advance Nanotech, please visit www.advancenanotech.com .

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. ("Owlstone") is a majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology-based chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system that is significantly smaller and can be produced more cost effectively than existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including: small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information on Owlstone Nanotech, please visit www.owlstonenanotech.com .

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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Source: Advance Nanotech, Inc.